EXHIBIT 10.1


INDALEX                                               Timothy Stubbs
ALUMINUM SOLUTIONS                                    Chief Executive Officer

                                                      Indalex Inc., Suite 450
                                                      75 Tri-State International
                                                      Lincolnshire, IL 60069
                                                      Telephone: 847-810-3000


August 11, 2007
                                                REVISED

MR. PATRICK LAWLOR


Dear Patrick,

I am pleased to offer you the position of Vice President and Chief Financial Officer (CFO) for Indalex Inc. In this role, you will be an officer of the Company and participant on the Leadership Team. This position is domiciled at the Company's headquarters in Lincolnshire, Illinois. You will report directly to the undersigned. Your anticipated start date will be by mutual agreement. A summary of the details pertaining to this offer are as follows:

Base Salary:        Your starting bi-weekly salary will be $9,615.38 (equivalent to $250,000 annually less applicable withholdings).

Bonus Plan          You  will also  be eligible to participate in our Management
                    Incentive Plan (the "Plan") subject to the Plan rules as outlined in the Plan document, at a 50% target level to a maximum opportunity of 100% of eligible base earnings. Your participation in the Plan during calendar 2007 will be on a prorated basis.

Stock Options:      Once employed, you will be eligible for stock options in the amount of 5,000 shares. These options would vest at the rate of 20% per year.

Car Allowance:      You will  be  provided  a  car allowance  in  the  amount of
                    $850.00 per month less applicable withholdings.

Miscellaneous:      You will be  provided  a  laptop  and cellular telephone for purposes  of  conducting  business  on behalf of the Company
                    (details will follow).

Relocation:         You will be eligible for relocation assistance  as  outlined in the Company's Relocation Policy (copy attached). As a policy exception, we will provide you with a Miscellaneous
                    Expense Allowance in the amount of $10,000 to be paid in accordance with the conditions outlined in the Relocation
                    Policy. As discussed, as you are currently not a home owner, the provisions applicable to home sale in the Policy will not apply to you.

Transition          You will  be  provided an  allowance  to  assist you in your
Allowance:          transition to Lincolnshire during the  first  two  years  in this assignment. You will receive up to $20,000 per year paid biweekly in the amount of $769.23. Please note that amounts paid as a transition allowance shall be considered income and subject to applicable taxes but shall not be considered part of your salary. This allowance shall not be considered in the calculation of bonus plan, or in the calculation of any base salary related benefits, or in the calculation of amounts owing to you during a claimed notice period, in the event that your employment is terminated for whatever reason that termination occurs.

Benefits:           You  will be eligible for group medical, hospitalization and disability plans on the 1st day of the month following hire.
                    Your life  insurance,  under our company  group  plan,  will amount to 1 times annual base salary.  We also have a 401(k)
                    plan in which you will be eligible to participate on the 1st
                    day  of  the   month   following   60   days   of   service.
                    Correspondence from Scudder will be mailed to your home. If you do not contact Scudder by your effective eligibility date, you will automatically be enrolled in the Scudder
                    Stable Value Fund with a 3% contribution.

Vacation:           You will be eligible for three (3) weeks of vacation in 2008 and four (4) weeks each year thereafter until you become eligible for additional weeks of vacation in accordance with Company policy.

In consideration of your continued service to the Company as Chief Financial Officer and in further consideration of your particular responsibilities, in the event your employment is terminated by the Company, for reasons other than "Cause" the Company is prepared to provide you with the following severance terms, provided you execute our standard release:

     o For this purpose, "Cause" will be defined as a violation of an ethical or legal code including but not limited to the Company's Code of Conduct.
     o During your first six (6) months of employment you would receive on termination a lump sum representing six (6) months of annual base pay or at the Company's election your base pay will be payable as salary continuation through the regular payroll, for the six (6) month period subsequent to your Termination Date.
     o After your first six (6) months of employment you would receive on termination a lump sum representing twelve (12) months of annual base pay or at the Company's election your base pay will be payable as salary continuation through the regular payroll, for the twelve (12) month period subsequent to your Termination Date. By way of example, if your employment were terminated, for other than cause, after completing six (6) months of service, you would receive twelve (12) months of severance pay.

You agree that during the employment relationship you will not do or prepare to do, and for six (6) months after termination of your employment with the Company you will not do any of the following: (a) compete with the Company in any way,
(b) furnish services or advise (as an employee, independent contractor or in any other capacity) to any competitor of the Company, (c) solicit or suggest to any employee, customer, or other person or entity having or contemplating a business relationship with the Company to end or curtail that relationship or to refrain from entering into such relationship.

You represent and warrant that: you are not party to or bound by any non-competition, non-solicitation, confidentiality or other agreement or restriction that purports to prevent or restrict you in any way or to any extent from (A) engaging in the employment that you have been offered by the Company;
(B) soliciting or inducing any person to become a customer of the Company; (C) soliciting or inducing any person to become an employee of the Company; (D) soliciting or inducing any person to enter into any other business relationship with the Company; (E) using any information and expertise that Employee possesses (other than information constituting a trade secret of another person under applicable law) for the benefit of the Company; or (F) performing any obligation under this Agreement,

You agree that you will not use in the course of your employment with the Company disclose to the Company or its personnel, any information belonging to any other person that is subject to any confidentiality agreement with or constitutes a trade secret of another person.

As you may know, federal law requires that you provide evidence of your eligibility for employment under the Immigration Reform and Control Act of 1986. Accordingly, on the first day you report for work, please bring with you documents that establish both identity and employment eligibility (using the list of acceptable documents included in your new hire package).

As a condition of employment, you will be required to take and successfully pass a pre-employment drug screen. This offer is also subject to and contingent upon confirmation of your references, a pre-employment background investigation and consumer report, your agreement to the company's code of conduct and use of direct deposit and ADP iPayStatements for your paychecks.

Employment with the company is at the mutual consent of each employee and the company. Accordingly, while the company has every hope that your employment relationship will be mutually beneficial and rewarding, employees and the company retain the right to terminate the employment relationship at-will, at any time, with or without cause or advance notice. It is also important to note that no individual, other than the company's Senior Vice President of Human Resources, has the legal authority or ability to alter the at-will nature of the employment relationship. The Senior Vice President of Human Resources of the company can only alter the at-will nature of the employment relationship if he does so in a written agreement that is signed both by him and by you. This represents an integrated agreement with respect to the at-will nature of the employment relationship and must be agreed to as a condition of your acceptance of this offer of employment.

This letter confirms all understandings Indalex has reached with you concerning your employment offer. If it is in any way inconsistent with anything previously discussed, please contact me immediately.

Should you have any questions concerning this letter or any other issue, please feel free to contact Dale Tabinowski, Senior Vice President, Human Resources at 847-810-3225 or 847-612-2091 (cell).

Patrick, we feel confident that you will find this opportunity both challenging and rewarding and look forward to you joining the Indalex Team.


Sincerely,



Timothy Stubbs
Chief Executive Officer
Indalex Inc.

Cc:      Dale Tabinowski
         Mike Alger





  UPON ACCEPTANCE OF THE ABOVE OFFER, PLEASE SIGN AND RETURN TO Dale Tabinowski


          OFFER ACCEPTED:
                         -------------------------------------------------------

          SIGNATURE

          /s/ Patrick Lawlor
          ------------------------------------------
          Patrick Lawlor
                          8/13/07